EXHIBIT 10.11

                                 LOAN AGREEMENT




     THIS LOAN AGREEMENT ("Agreement") is made and entered into as of March 25, 1996 by and between ILC Technology, Inc., ("Borrower") and UNION BANK, a California banking corporation ("Bank").

SECTION 1.  THE LOAN

1.1.1 THE  REVOLVING  LOAN.

     Bank will loan to  Borrower an amount not to exceed  Four  Million  Dollars
($4,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note. All borrowings of the Revolving Loan must be made before March 31, 1998 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.1.2 NON-REVOLVING  EQUIPMENT LOAN.

     Bank will loan to Borrower an amount not to exceed Two Million Two Hundred Thousand Dollars ($2,2000,000) outstanding in the aggregate at any one time (the "Non-Revolving Loan"). All borrowings of the Non-Revolving Loan must be made before March 31, 1997 at which time all unpaid principal under the Non-Revolving Loan shall be converted to a fully amortizing loan as set forth in subsection
1.1.3. In the event of a prepayment of principal after such conversion and payment of any resulting fees, any repaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity. The Non-Revolving Loan shall be evidenced by a promissory note (the "Non-Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Non-Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.1.3 THE TERM LOAN.

     Solely to repay the Non-Revolving Loan, Bank will loan to Borrower the sum outstanding at the maturity of the Non-Revolving Loan in one disbursement on or before March 31, 1997 (the "Term Loan"). In the event of a prepayment of principal and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity. The Term Loan shall be evidenced by a promissory note (the "Term Note") on the standard form used by Bank for commerical loans.


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1.1.4 OTHER LOANS.

     Bank has extended and will continue to extend, subject to the terms of this Agreement and the terms of the respective Note, certain additional facilities each evidenced by a Note described as follows:

     A. Obligation #008000001 dated 2/2/96 in the orignal principal amount of $1,252,800 with a present unpaid principal balance of $1,200,600.

     B. Obligation #00270003 dated 8/23/93 in the original principal amount of $5,000,000 with a present unpaid principal balance of $3,562,000.

     C. Obligation #0000000003 dated 6/24/94 in the original principal amount of $360,000 with a present unpaid principal balance of $45,000.

     D. Obligation #0001000001 dated 1/6/95 in the original principal amount of $1,464,000 with a present unpaid principal balance of $610,000.

1.2 TERMINOLOGY.

     As used herein the word "Loan" shall mean, collectively, all the credit facilities described above.

     As used herein the word "Note" shall mean, collectively, all the promissory notes described above.

     As used herein, the words "Loan Documents" shall mean all documents executed in connection with this Agreement.

1.3 BORROWING BASE.

     Notwithstanding any other provisions of this Agreement, Bank shall not be obligated to advance funds under the Revolving Loan, if at any time the aggregate of Borrower's obligations to Bank thereunder shall exceed the sum of seventy-five percent (75%) of Borrower's Eligible Accounts. If at any time Borrower's obligations to Bank under the above facilities exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.

1.3.1 ELIGIBLE ACCOUNTS.

     The term "Accounts" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in United States Dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books and records relating to any of the foregoing. The term "Eligible Accounts" means those Accounts, net of finance charges, which are due and payable within Ninety (90) days, or less, from the date of the invoice, have been validly assigned to Bank and strictly comply with all of Borrower's warranties and representations to Bank, but Eligible Accounts shall not include the following:

     (a) Any Account with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;

     (b) Any Account with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;


     (c) Any Account relating to goods placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;


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     (d)  Any Account with respect to which the account debtor is not a resident of the United States or Canada;

     (e) Any Account with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States;

     (f) Any Account with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower;

     (g) Any Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower's business;

     (h) Any Account with respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business or is owed by an account debtor which has become the subject of a proceeding under any provision of the Untied States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

     (i) Any Account owed by any account debtor with respect to which twenty-five percent (25%) or more of the aggregate dollar amount of its Accounts are not paid within ninety (90) days from the due date of the invoice;

     (j) That portion of the Accounts owed by any single account debtor which exceeds twenty percent (20%) of all of the Accounts; and

1.4 PURPOSE OF LOAN.

     The proceeds of the Revolving Loan shall be used for general working capital purposes and the proceeds of the Non-Revolving Loan shall be used only for Borrower's Capital Equipment Requirements, and the proceeds of the Term Loan shall be used only for the repayment of the Non-Revolving Loan.

1.5 INTEREST.

     (A) Interest on the usage of the Revolving Loan shall be payable monthly to March 31, 1998 at which time the principal shall be due and payable. Interest on this loan shall be payable at Bank's Reference Rate or at the Borrower's option a fixed rate of libor plus 200 basis points. Twenty four hour notice shall be given if the fixed rate option is taken.

     (B) Interest on the usage of the Revolving Equipment Loan shall be payable monthly to March 31, 1998 at which time the principal amount then outstanding will equally amortize over a 24 month period. Interest on this loan shall be payable at Bank's Reference Rate or at the Borrower's option a fixed rate of libor plus 200 basis points. Twenty four hour notice shall be given if the fixed rate option is taken.



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1.6 BALANCES.

     Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

1.7 DISBURSEMENT.

     Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

1.8 SECURITY.

Prior to any disbursement of the Loan, Borrower, ILC
Technology, Inc. and Guarantors, Converter Power, Inc. and Precision Lamp, Inc., shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement.

1.9 CONTROLLING DOCUMENT.

     In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.


SECTION 2. CONDITIONS PRECEDENT

     Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction.

2.1 COMPLIANCE.

     Borrower shall have performed and complied with all terms and condition required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

2.2 GUARANTIES.

     Converter Power, Inc., Precision Lamp, Inc. and Q-ARC Limited ("Guarantors") shall have executed and delivered to Bank their respective continuing guaranties in form and amount satisfactory to Bank. Borrower shall cause each Guarantor to submit to Bank not later than Ninety (90) days after the end of each fiscal year such Guarantor's financial statement in form satisfactory to Bank.

2.3 BORROWING RESOLUTION.

     Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

2.4 CONTINUING COMPLIANCE.

     At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.




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SECTION 3.  REPRESENTATIONS AND WARRANTIES

Borrower  represents and warrants that:

3.1 BUSINESS ACTIVITY.

     The  principal  business  of  Borrower  is  Manufacturer  of  Light  Source
Products.

3.2 AFFILIATES AND SUBSIDIARIES.

     Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least 25% ownership interest) and their addresses, and the names of Borrower's principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3 AUTHORITY TO BORROW.

     The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.4 FINANCIAL STATEMENTS.

     The financial statements of Borrower, including both a balance sheet at September 30, 1995, together with supporting schedules, and an income statement for the Twelve (12) months ended September 30, 1995, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since September 30, 1995, there has been no material adverse change in the financial condition or operations of Borrower.

3.5 TITLE.

     Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

3.6 LITIGATION.

     There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

3.7 DEFAULT.

     Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.



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3.8 COMPLIANCE WITH LAWS.

     Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.9 CONTINUING REPRESENTATIONS.

     These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.


SECTION  4.  AFFIRMATIVE COVENANTS

     Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

4.1 USE OF PROCEEDS.

     Borrower  will use the proceeds of the Loan only as provided in  subsection
1.4 above.

4.2 PAYMENT OF OBLIGATIONS.

     Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 MAINTENANCE OF EXISTENCE.

     Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

4.4 RECORDS.

     Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.


4.5 INFORMATION FURNISHED.

Borrower will furnish to Bank:

     (a) Within Forty-Five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles:

     (b) Within Ninety (90) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance



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          sheet as of the close of such  fiscal  year,  its income  and  expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

     (c) As soon as available, but in any event within Ninety (90) days after the close of each fiscal year of Borrower, projections for the next succeeding fiscal year of corresponding cash flow statement by Borrower and acceptable to Bank;

     (d) Such other financialstatements and information as Bank may reasonably request from time to time;

     (e) In connection with each financial statement provided hereunder, a statement executed by Chief Financial Officer of Borrower, certifying that no default has occurred and no event exists which with notice or the lapse of time, or both, would result in a default hereunder;

     (f) In connection with each fiscal year-end statement required hereunder, any management letter of Borrower's certified public accountants;

     (g) Within Forty-Five (45) days after each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank;

     (h) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations; and

     (i) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office; and

     (j) Within Forty-Five (45) days after each fiscal quarter, a copy of Borrower's accounts receivable aging.

     (k) Within Thirty (30) days after each calendar month end a copy of Borrower's certificate of compliance with borrowing base described above, executed by Borrower's Chief Financial Officer or other duly authorized officer of Borrower, in form acceptable to Bank, which certificate shall accurately report Borrower's account receivable and eligible accounts.

4.6 CURRENT RATIO.

     Borrower will at all times maintain a ratio of current assets to current liabilities of at least 1.50 : 1.0, as such terms are defined by generally accepted accounting principles.




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4.7 TANGIBLE NET WORTH.

     Maintain a Tangible Net Worth of not less than Twenty Seven Million Dollars ($27,000,000) plus 75% of quarterly net profits after taxes (calculated without giving effect to net losses and inclusive of extraordinary gains) beginning with the quarter to end March 31, 1996 plus the proceeds of all sales by Borrower of its stock. "Tangible Net Worth" means the difference between (a) the gross book value of the assets of Borrower, and (b) the sum of (i) the amount of all intangibles such as goodwill, patents, trademarks, organization expenses, treasury stock, unamortized debt discount and expense and deferred charges, (ii) the amount of reserves established by Borrower for anticipated losses and expenses, and (iii) the amount of all liabilities and indebtedness of Borrower, including accrued but deferred income taxes.

4.8 DEBT TO TANGIBLE NET WORTH.

     Borrower will at all times maintain a ratio of total liabilities to tangible net worth of not greater than 1:5 : 1.0. "Tangible Net Worth" shall mean net worth decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits, prepaid costs and expenses and monies due from affiliates (including officers, shareholders and directors).

4.9 PROFITABILITY.

     Borrower will maintain a net profit, after provision for income taxes, of any positive amount for any two consecutive fiscal quarters, as reported at the end of each such fiscal quarter, and maintain a net profit, after provision for income taxes for its fiscal year end.

4.10 CASH FLOW COVERAGE.

     Maintain for each Measurement Period, Cash Flow Coverage of not less than One Hundred Seventy Five Percent (175%), as measured at the end of each fiscal quarter (each such date being a "Measurement date"). "Measurement Period" means the immediately preceding twelve month period ending on a given Measurement Date. "Cash Flow Coverage" is a fraction stated as percentage and computed as the quotient of (i) Borrower's net profit after taxes for a given Measurement Period, exclusive of nonrecurring income and increased by depreciation and amortization and other non-cash expenditures (taken in accordance with GAAP) divided by (ii) the aggregate amount of all principal, interest (and also including amounts coming due in respect of leases) payable by Borrower in such Measurement Period.

4.11 INSURANCE.

     Borrower will keep all of its insurable property, real, personal or mixed, insured by companies and in amounts approved by Bank against fire and such other risks, and in such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed necessary by and upon request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. Prior to any disbursement of the Loan, Bank will be named loss payee on all policies insuring collateral. Borrower will maintain adequate worker's







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compensation  insurance and adequate  insurance  against liability for damage to persons or property. All policies shall require at least ten (10 days' written notice to Bank before any policy may be altered or cancelled.

4.12 ADDITIONAL REQUIREMENTS.

     Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.13 LITIGATION AND ATTORNEYS' FEES.

     Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.


4.14 BANK EXPENSES.

     Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendment and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

4.15 REPORTS UNDER PENSION PLANS.

     Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in
Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.


SECTION 5.  NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

5.1 ENCUMBRANCES AND LIENS.

     Except for those already disclosed on its fiscal year end 10/1/94 financial statement, Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased.




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5.2 BORROWINGS.

     Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements made with Bank.

5.3 SALE OF ASSETS, LIQUIDATION OR MERGER.

     Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combinations, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another, without prior written consent from Bank.

5.4 LOANS, ADVANCES AND GUARANTIES.

     Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit.

5.5 INVESTMENTS.

     Borrower will not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

5.6 PAYMENT OF DIVIDENDS.

     Borrower will not declare or pay any dividends, other than a dividend payable in its own common Stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

5.7 RETIREMENT OF STOCK.

     Borrower will not acquire or retire any share of its capital stock for value.


SECTION 6.  EVENTS OF DEFAULT

     The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or 6.2 Any default shall occur under the Note; or

6.2  Any default shall occur under the Note; or

6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

6.4 Any guaranty or subordination agreementrequired hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

6.5 There is a change in ownership or control of ten percent (10%) or more of the issued and outstanding stock of Borrower or any Guarantor.


SECTION 7. MISCELLANEOUS PROVISIONS

7.1 ADDITIONAL REMEDIES.

     The rights, power and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.


7.2 NONWAIVER.

     Any forebearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.


7.3 INUREMENT.

     The benefits of this Agreement shall inure to the successor and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.


7.4 APPLICABLE LAW.

     This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

7.5 SEVERABILITY.

     Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

7.6 INTEGRATION CLAUSE.

     Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

7.7 CONSTRUCTION.

     The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.8 AMENDMENTS.

     This Agreement may be amended only in writing signed by all parties hereto.

7.9 COUNTERPARTS.

     Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.

SECTION 8. SERVICE OF NOTICES

8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.



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                                      -12-

         THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK

By:

Title:


By:

Title:


Address:



Attention:
Telecopier:
Telephone:


BORROWER:   ILC TECHNOLOGY, INC.   GUARANTORS:

                                   Converter Power, Inc.

By:                                By:

Title:                             Title:


                                   Q-ARC Limited

By:                                By:

Title:                             Title

                                   Precision Lamp, Inc.
Address:
                                   By:

                                   Title:
Attention:
Telecopier:
Telephone:



                                      -13-